This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer (as defined below) is made solely by the Offer to Purchase, dated June 25, 1999, and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror (as defined below) may in its discretion take such actions as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             COLUMBIA ENERGY GROUP
                                       AT

                               $68 NET PER SHARE
                                       BY

                             CEG ACQUISITION CORP.
                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                                 NISOURCE INC.

     CEG Acquisition Corp., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of NiSource Inc., an Indiana corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Columbia Energy Group, a Delaware corporation (the "Company"), at a purchase price of $68 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 25, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as either may be amended or supplemented from time to time, collectively constitute the "Offer").

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, AUGUST 6, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS: (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES OWNED BY PARENT AND ITS SUBSIDIARIES REPRESENTS AT LEAST 51 PERCENT OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) (THE "MINIMUM CONDITION"); (2) THE OFFEROR BEING SATISFIED THAT THE RESTRICTIONS ON BUSINESS COMBINATIONS CONTAINED IN SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW WOULD NOT APPLY TO THE OFFEROR OR PARENT IN CONNECTION WITH THE OFFER OR THE PROPOSED MERGER (AS DEFINED BELOW) (AS A RESULT OF ACTION BY THE COMPANY'S BOARD OF DIRECTORS, THE OWNERSHIP BY THE OFFEROR UPON CONSUM-

MATION OF THE OFFER OF AT LEAST 85% OF THE OUTSTANDING VOTING STOCK OF THE COMPANY (OTHER THAN SHARES HELD BY DIRECTORS WHO ARE ALSO OFFICERS AND CERTAIN EMPLOYEE STOCK PLANS OF THE COMPANY) OR OTHERWISE) (THE "DELAWARE TAKEOVER STATUTE CONDITION"); AND (3) ALL REQUIRED FEDERAL, STATE AND LOCAL PUBLIC UTILITY REGULATORY CONSENTS AND APPROVALS HAVING BEEN RECEIVED AND BECOME FINAL ORDERS (AS DEFINED IN THE OFFER TO PURCHASE) AND SUCH FINAL ORDERS NOT IMPOSING TERMS OR CONDITIONS WHICH WOULD HAVE, OR WOULD BE REASONABLY LIKELY TO HAVE, A MATERIAL ADVERSE EFFECT ON THE BUSINESS, ASSETS, CONDITION (FINANCIAL OR OTHERWISE), PROSPECTS OR RESULTS OF OPERATIONS OF PARENT AND THE COMPANY AND THEIR RESPECTIVE SUBSIDIARIES ON A CONSOLIDATED BASIS (THE "UTILITY REGULATORY APPROVAL CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS, BUT IS NOT CONDITIONED ON OBTAINING FINANCING. SEE THE INTRODUCTION AND SECTIONS 10, 12, 14 AND 15 OF THE OFFER TO PURCHASE.

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Parent currently intends, as soon as practicable following consummation of the Offer, to propose and seek to have the Company consummate a merger or similar business combination with the Offeror or another direct or indirect wholly owned subsidiary of Parent (the "Proposed Merger"). The purpose of the Proposed Merger under these circumstances would be to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed Merger, each then outstanding Share (other than Shares held by Parent, the Offeror or any other wholly owned subsidiary of Parent, Shares held in the treasury of the Company and Shares owned by stockholders who properly exercise appraisal rights under Delaware law) would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when the Offeror gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of the Offeror's acceptance of the Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the aggregate purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Offeror and transmitting the payments to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares or timely confirmation of a book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with all required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares and (iii) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCE WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Offeror expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the occurrence of any of the events specified in
Section 14 of the Offer to Purchase, by giving written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

     The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, August 6, 1999, unless and until the Offeror, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

     Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Offeror pursuant to the Offer, may also be withdrawn at any time after August 23, 1999. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back page of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of these certificates, the serial numbers on these certificates must be submitted to the Depositary and, unless the Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase) or by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by repeating one of the procedures set forth in Section 3 of the Offer to Purchase prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any notification.

     Requests are being made to the Company for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders and communicating with stockholders in connection with the Offer. Upon compliance by the Company with this request, the Offer to Purchase, the Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on stockholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by the Offeror following receipt of these lists or listings from the Company or by the Company if it so elects.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

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

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Any questions or requests for assistance or for additional copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and will be furnished promptly at the Offeror's expense. Neither Parent nor the Offeror will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                           INNISFREE M&A INCORPORATED
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
             Banks and Brokerage Firms Call Collect: (212) 750-5833
                   All Others Call Toll Free: (877) 750-5837

                      The Dealer Manager for the Offer is:

                 [Credit Suisse First Boston Corporation logo]
                              Eleven Madison Avenue
                            New York, NY 10010-3629
                         Call Toll Free: (800) 881-8320

June 25, 1999

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